Exhibit 10.17

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement, dated December 22, 2008, effective as of January 1, 2009, is between AuthenTec, Inc., a Delaware corporation (the “Company”), and F. Scott Moody (“Player”) and modifies that Employment Agreement entered into between the parties and having an effective date of June 7, 2007 (the “Agreement”). The Company and Player agree as follows:

1.	The final sentence of Paragraph 2.(a) is deleted from the Agreement in its entirety and replaced with:

“The Company’s notice of nonrenewal of the term under this Section 2(a) will be a termination Without Cause for purposes of Section 2(b)(ii)(C) of this Agreement, provided that Player was willing and able to continue to provide services pursuant to the terms hereof, with payments and benefits made thereunder even if after the end of the term.”

2.	Paragraph 2.(b)(ii)(B) is deleted from the Agreement in its entirety and replaced with:

“(B)	If the Company terminates Player’s employment pursuant to Section 2(b)(i)(A) before January 1, 2009, the Company shall pay Player or his heirs the Accrued Obligations and an amount equal to twelve (12) months (not including accrued vacation) of Player’s Base Compensation, payable in a single lump sum within 60 days after his termination (except in instances in which the disability would qualify Player for long-term disability benefits).

If Player is terminated by the Company because he becomes permanently disabled, or dies while he is employed by the Company, in either case on or after January 1, 2009, the Company shall pay Player or his heirs the Accrued Obligations and an amount equal to twelve (12) months (not including accrued vacation) of Player’s Base Compensation, payable in a single lump sum within 60 days after his termination; provided, however, that this amount shall be reduced by any amounts actually received by Player under a long term disability plan in connection with such disability or death prior to the payment date. Player and his family or heirs, as applicable, shall receive the benefits provided under Section 2(b)(ii)(C)(lll) for the period provided therein as though his employment had ended due to termination by the Company Without Cause.”

3.	The words “upon the receipt by the Company of the release from the Player as set forth in Annex B,” are deleted from Paragraph 2.(b)(ii)(C) of the Agreement.

4.	Paragraph 2.(b)(ii)(C)(II) is deleted from the Agreement in its entirety and replaced with:

“(II)	Payment of an amount equal to 1.5 multiplied by the sum of (A) Player’s then-applicable Base Compensation (or, if greater, Player’s highest Base Compensation during the preceding calendar year) and (B) the greater of (i) the Target Bonus Opportunity projected for the year in which the termination occurs (assuming satisfaction of all Quarterly and Annual Milestones) and (ii) the actual bonus paid for the preceding fiscal year, which amount will be paid to Player in a single lump sum on the 60th day after his termination of employment, provided that Player has executed and not revoked the release provided in Annex B by that date;”

5.	Paragraph 2.(b)(ii)(C)(lll) is deleted from the Agreement in its entirety and replaced with:

“(III)

Payment of all costs associated with COBRA health continuation benefits for Player and his eligible dependents for a period of up to eighteen (18) months, payable monthly following the date of termination of Player’s employment while Player remains eligible for COBRA coverage; and a continuation of any other insurance and fringe benefits described herein for an eighteen (18) month period at Company expense, to the extent such continuation is not prohibited by the terms of an insurance contract or third party agreement which payments and continued benefits shall be provided only if Player executes and has not revoked the release provided in Annex B within 60 days after his termination;”

6.	The words “and the remainder of any vesting or exercise schedule shall be moved two years earlier,” are deleted from the first sentence of Paragraph 2.(b)(ii)(D)(l) of the Agreement.

7.	The words “provided that the Change in Control qualifies as such under Section 409A,” are deleted from the first sentence of Paragraph 2.(b)(iii)(D)(V) of the Agreement.

8.	The following paragraph will be inserted as a new Paragraph 7.(g):

“(g)	Compliance with Section 409A.

(i)	If the Company determines in good faith that any provision of this Agreement would cause Player to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and Player shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Player under this Agreement.

(ii)	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii)	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Player, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)	“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Player’s “separation from service” as defined in Section 409A.

(v)

If a payment obligation under this Agreement or other compensation arrangement arises on account of Player’s separation from service while Player is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Player’s estate following his death.”

9.	The following sentence will be inserted as a new sentence at the end of the first sentence of Paragraph (C)(iv) of Annex A – PARACHUTE TAX INDEMNITY:

“Payment will be made by December 31 of the year following the year in which the taxes that are the subject of the audit, litigation, or other claim are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, December 31 of the year following the year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation or claim.”

10.	The words “any imputed income with respect to such advance,” in Paragraph (C)(iv) of Annex A – PARACHUTE TAX INDEMNITY are deleted from the Agreement in their entirety and replaced with:

“any imputed income with respect to such advance, payable prior to the end of the Player’s taxable year next following the taxable year in which the taxes are remitted to the taxing authority”

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

THE COMPANY AuthenTec, Inc.		PLAYER

By:	/s/ Larry Ciaccia	/s/ F. Scott Moody
Name:	Larry Ciaccia	F. Scott Moody
Title:	President

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